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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT

          Name of Subsidiary                      State of
          ------------------                      --------
                                                Incorporation  Percent Owned
                                                -------------  -------------

          1)  Glas-Craft, Inc.                     Indiana         100%
          2)  Raven Lining Systems, Inc.           Oklahoma        100%
          3)  Cohesant Export, Inc.                Barbados        100%
          4)  Cohesant of Missouri, Inc.           Missouri        100%
              (F/K/A American Chemical
               Company)
          5)  RTM Systems, Inc.                    Indiana          67%